UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-12

INNSUITES HOSPITALITY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2019 Annual Meeting of Shareholders of InnSuites Hospitality Trust (the “Trust”) will be held at the InnSuites Hospitality Trust corporate offices located at 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020 (phone: 602-944-1500) on Wednesday July 24, 2019, at 1:00 P.M., local time, for the purpose of considering and acting upon the following matters:

1.	The election of the Trustees named in this proxy statement and recommended by the Board of Trustees to hold office until the 2022 Annual Meeting of Shareholders and until his respective successor shall be duly elected and qualified (listed as Proposal No. 1 on the Proxy Card);

2.

To ratify the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. (“Hall & Company”) as the independent registered public accounting firm of the trust for the year ending January 31, 2020. (listed as Proposal No. 2 on the Proxy Card);

3.	Approval of the compensation of our named executive officers on an advisory basis (“Say-on-Pay”) (listed as Proposal No. 3 on the Proxy Card);

4.

Advisory vote as to whether you prefer a vote to advise us on the compensation of our named executive officers every year, every two years, or every three years (“Say-on-Pay Frequency”) (listed as Proposal No. 4 on the Proxy Card);

5.	Approving granting the Board of Trustees the authority to implement a reverse stock split of up to maximum of one (1) share for four (4) shares (listed as Proposal No. 5 on the Proxy Card); and

6.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of the Trust of record at the close of business on June 17, 2019 are entitled to vote at the 2019 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Trustees

/s/ MARC E. BERG
Phoenix, Arizona	Secretary
July 8, 2019

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on July 24, 2019

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended January 31, 2019 are available at our Internet website at www.innsuitestrust.com.

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InnSuites Hotels Centre

1730 E. Northern Avenue, Suite 122

Phoenix, Arizona 85020

PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Board of Trustees of InnSuites Hospitality Trust (“IHT” or “the Trust”) for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday July 24, 2019, and any adjournments or postponements thereof. In addition to the solicitation of proxies by mail, our Trustees, officers and regular employees may also solicit the return of proxies by regular or electronic mail, telephone or personal contact, for which they will not receive additional compensation. We will pay all costs of soliciting proxies and will reimburse brokers or other persons holding our Shares of Beneficial Interest (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on June 17, 2019 (the record date) will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof. As of that date, there were 9,323,838 Shares issued and outstanding. Each outstanding Share is entitled to one vote on all matters that properly come before the Annual Meeting. A majority of the issued and outstanding Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted “FOR”:

1.	The election of the Trustee nominee named herein (Proposal No. 1);
2.	Approval of the ratification of the appointment of Hall & Company as the independent registered public accounting firm to audit the Trust for the year ending January 31, 2020 (Proposal No. 2);
3.	Approval of the compensation of our named executive officers on an advisory basis (“Say-on-Pay”) (Proposal No. 3)
4.	Advisory vote as to whether you prefer a vote to advise us on the compensation of our named executive officers every year, every two years, or every three years (“Say-on-Pay Frequency”) (Proposal No. 4);
5.	Approving granting the Board of Trustees the authority to implement a reverse stock split of up to maximum of 1 share for four (4) shares (Proposal No. 5)

Shares will be voted in the discretion of the persons voting the Shares represented by proxies if any other business properly comes before the meeting. The number of Shares printed on your proxy card(s) represents all your Shares under a particular registration. Receipt of more than one proxy card means that your Shares are registered differently and are in more than one account. To ensure that all of your Shares are voted at the Annual Meeting, sign and return all proxy cards you receive pursuant to the instructions thereon.

The election of the Trustee requires the affirmative vote of the holders of at least a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting. Approval of the Proposal nos. 2, 3, 4 and 5 each requires the affirmative vote of the holders of a majority of the Shares cast on the proposal.

Abstentions, but not broker non-votes, will be tabulated in determining the votes present at the Annual Meeting for purposes of determining a quorum. If your Shares are held in street name and you do not provide voting instructions to the brokerage firm that holds your shares, the brokerage firm can, in its discretion, vote your uninstructed Shares only on matters on which it is permitted to exercise authority (“routine” matters). A broker non-vote occurs when a broker, bank or other holder of record holding Shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item, or chooses not to vote, and has not received instructions from the beneficial owner. Brokers may not exercise their discretion to vote uninstructed Shares for the election of the Trustee’s because the election of Trustees are not considered routine. Therefore, if your Shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your Shares to be voted on each of the proposals to be voted on at the Annual Meeting.

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Abstentions will have the same effect as votes against the Trustee nominees, as each abstention will be one less vote for each Trustee nominee. Broker non-votes will have no effect on the election of the Trustees.

This proxy statement and the voting form of proxy will be mailed to our shareholders on or about July 8, 2019. We are also mailing with this proxy statement our Annual Report to Shareholders for the fiscal year ended January 31, 2019 (“fiscal year 2019”).

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same Shares, by giving notice in writing to our Secretary, or by voting your Shares in person at the Annual Meeting (but your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Representatives of American Stock Transfer and Trust Company, LLC (“American Stock Transfer”), our transfer agent, will tabulate the votes. A designee from American Stock Transfer will be responsible for reviewing the vote count at the Annual Meeting as election inspector.

Election of Trustees

(Proposal No. 1 on the Proxy Card)

At the Annual Meeting, two Trustees (James F. Wirth and Leslie “Les” T. Kutasi) will stand for election as Trustee’s each to serve a three-year term expiring at the 2022 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified. Mr. Wirth has been a Trustee since January 30, 1998, and Mr. Kutasi has been a Trustee since December 22, 2013. Mr. Wirth and Mr. Kutasi are standing for re-election at the Annual Meeting as his current term as Trustee expires at the Annual Meeting.

Unless a shareholder requests that a proxy be voted against Mr. Wirth and/or Mr. Kutasi, the sole nominees for Trustee, in accordance with the instructions set forth on the proxy card, Shares represented by proxies solicited hereby will be voted “ FOR “ the election of both Mr. Wirth and Mr. Kutasi as Trustees. Mr. Wirth and Mr. Kutasi have consented to being named in this proxy statement and to serve if elected. Should Mr. Wirth or Mr. Kutasi subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event that the Board of Trustees does not currently expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a substitute nominee in their discretion.

Our Board of Trustees currently has five members and is divided into three classes, Effective immediately following the Annual Meeting, the Board of Trustee will consist of five members and will be divided into three classes as follows:

●	one Trustee in the class whose term will expire at the 2020 Annual Meeting of Shareholders;

●	two Trustee in the class whose terms will expire at the 2021 Annual Meeting of Shareholders; and

●	two Trustees in the class whose terms will expire at the 2022 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his or her successor is duly elected and qualified. The Board of Trustees has determined that Messrs. J.R. Chase, Les T. Kutasi, and Steven Robson, who constitute a majority of the Board of Trustees, are “independent” as defined by the NYSE American listing standards and the rules of the SEC for the purposes of serving on the Board of Trustees and each committee of which they are members. Messrs. Berg and James F. Wirth are executive officers and are not independent. Except as described under “Certain Transactions” below, there were no transactions, relationships or arrangements in fiscal year 2019 that required review by the Board for purposes of determining Trustee independence.

We request that all of our Trustees attend our Annual Meetings of Shareholders. All Trustees were present at the last Annual Meeting of Shareholders, four out of five incumbent Trustees attended 100% of the meetings held by the Board of Trustees, the fifth Trustee missed only one meeting, and all Trustees attended each meeting of the Committees on which the Trustee served during fiscal year 2019. In addition, the independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Vote Required

The election of the Trustee requires the affirmative vote of the holders of at least a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.

Recommendation the Board of Trustees

Our Board of Trustees recommends that you vote “FOR” the election of Mr. Wirth and Mr. Kutasi as Trustees.

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Approval of the Ratification of Hall & Company

(Proposal No. 2 on the Proxy Card)

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2020. Hall and Company, Inc. has been the Trust’s independent registered public accounting firm since 2015 and audited our financial statements for the years ending January 31, 2017, 2018 and 2019.

The shareholders are being requested to ratify the appointment of Hall & Company at the Annual Meeting. The Company anticipates that a representative of Hall & Company will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate shareholder questions.

Neither the Company’s Articles of Incorporation nor the Company’s Bylaws require that shareholders ratify the appointment of Hall & Company as the Company’s independent registered public accounting firm. We are, however, requesting ratification because we believe it is a matter of good corporate governance. If the Company’s shareholders do not ratify the appointment, the Audit Committee will reconsider whether, or not, to retain Hall and Company, Inc., but may, nonetheless, retain Hall & Company as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. as the Company’s independent registered public accounting firm. If shareholders of record do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the ratification of the appointment of Hall and Company as the Company’s independent registered public accounting firm. Abstentions will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm as this is a routine matter.

THE board of Trustees RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF HALL AND COMPANY, INC.

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Board of Trustees and Executive Officers

Nominees, Trustees and Executive Officers

The biographies of our two nominees for Trustee, Mr. Wirth and Mr. Kutasi, each of the Trustees whose terms will continue after the Annual Meeting, and our current executive officers, are set forth below. The information concerning our Trustee nominees, continuing Trustees and executive officers set forth below is based in part on information received from the respective Trustee nominees, continuing Trustees and executive officers and in part on our records. The information below sets forth the name, age, term of office, outside directorships and principal business experience for the Trustee nominees, continuing Trustees and executive officers of the Trust and includes the specific experience, qualifications, attributes and skills that led to the conclusion that the Trustee nominees and Trustees should serve on our Board of Trustees, in light of the Trust’s business and structure.

On December 6, 2017, the Board of Trustees approved a reduction in the total number of Trustees from seven to five effective immediately following the Annual Meeting. We believe that a smaller board is more effective for a company of our size and will operate more efficiently. If elected, the terms of Mr. Wirth and Mr. Kutasi as Trustees will expire at the 2022 Annual Meeting of shareholders.

Nominee Whose Terms, if elected, Expire in 2022	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
James F. Wirth	73

Chairman and Chief Executive Officer of the Trust since January 30, 1998. Also servers currently (since June 15, 2018) as President of the Trust, and previously served as President from January 30 1998 until February 1, 2012. Manager and primary owner (together with family members) of Rare Earth Financial, L.L.C. and affiliated entities, owners and operators of hotels, since 1980. Mr. Wirth holds an MBA from the Tepper School of Business at Carnegie Mellon University.

Mr. Wirth has significant real estate and hotel industry experience and has extensive experience with the Trust. He also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests. Mr. Wirth has served on our Board for more than 20 years.

			January 30, 1998

Leslie (Les) T. Kutasi(1)(2)(3)(4)	68

Founder and President of Trend-Tex International, a multi-line textile sales and marketing Trust, since 2000. In 1996, Mr. Kutasi founded Pacesetter Fabrics, LLC, a start-up textile importer and converter, and served as its Chief Executive Officer until 2000. Prior to that, he served as President of California Textile Sales from 1990 to 1996. Mr. Kutasi has been a member of Young Presidents Organization Inc. (YPO Arizona) since 2006.

Mr. Kutasi has more than 35 years of residential real estate and investment experience that is valuable to our Board.

January 31, 2013

Trustees Whose Term, Will Expire in 2021	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
Marc E. Berg	66

Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999. Vice President - Acquisitions and Dispositions of the Trust from December 16, 1998 to February 10, 1999. Vice Chairman of the Board of the Trust since January 2019.

Prior to InnSuites, Mr. Berg was a wealth manager at Valley National Bank where his portfolio consisted of over half a billion dollars in equities, bonds and fixed income securities. Mr. Berg also worked at Young, Smith and Peacock, an investment banking firm, in public finance.

Mr. Berg has been qualified as a US Trustee, a Registered Investment Advisor with the SEC and holds both an MBA (Finance) degree from the WP Carey Business School at Arizona State University as well as a Masters in International Management from the Thunderbird Graduate School of International Management. His undergraduate degree was a BSBA from American University in Washington, D.C.

Mr. Berg has in-depth familiarity with the operations of the Trust and extensive experience in property acquisitions. In addition, Mr. Berg has served on our Board over 20 years.

			January 30, 1998

Jessie Ronnie Chase (1)(2)(3)(6)	69

President and owner of Park Avenue Investments, a real estate investment firm, since 2000. From 1993 - 2003, Mr. Chase provided investor and management expertise to InnSuites Hotels, a subsidiary of the Trust.

With over 35 years of real estate investment and hospitality experience, including experience managing a variety of real estate assets, Mr. Chase brings to our Board with wide-ranging and in-depth experience in hotel management companies, technology and operations.

			December 22, 2015

Trustee Whose Term Will Expire in 2020	Age as of Record Date	Principal Occupations During Past Five Years And Directorships Held	Trustee Since
Steven S. Robson (1)(2)(3)(5)	62

Owner of Scott Homes, residential real estate developers.

Mr. Robson has strategic leadership and residential real estate development experience as well as experience in negotiating complex transactions and maintaining mission, vision and values. In addition, Mr. Robson has served on our Board for nearly 20 years.

			June 16, 1998

1 Member of the Audit Committee.

2 Member of the Compensation Committee.

3 Member of the Governance and Nominating Committee.

4 Chair of the Audit Committee.

5 Chair of the Compensation Committee.

6. Chair of the Governance and Nominating Committee.

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Other Executive Officers

Craig S. Miller, CPA, MBA, MAFM

Mr. Miller serves as the Trust’s Principal Accounting Officer, Director of Finance and Controller.

For more than five years prior to joining the Trust in May 2018, Mr. Miller was Managing Member of Southwest CFO services LLC providing interim and fractional CFO services, as well as financial and operational consulting to a variety of businesses. He is 65 years old, and has over 35 years of experience in finance, accounting, enterprise resource planning and tax. Mr. Miller holds a bachelor’s degree in commerce from Santa Clara University, and Master’s degrees in both Business Administration and Accounting and Financial Management from Keller Graduate School of Management. He has served as a mentor to Arizona State University’s Entrepreneurship and Innovation Program since 2011.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as our Trustees primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and our management and shareholders. Nominees for Trustees are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all of our shareholders, and the needs of the Board of Trustees. In accordance with its charter, the Governance and Nominating Committee discusses diversity of experience as one of many factors in identifying nominees for Trustee, but does not have a policy of assessing diversity with respect to any particular qualities or attributes. The Trustees are fully aware of the fact of the only two female Trustees have left their positions of Trustees to the Trust, and the Trustees expect to discuss this in the further at future Trustee meetings. In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria. The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve. Our Board of Trustees is satisfied that the backgrounds and qualifications of our Trustees, considered as a group, provide a mix of experience, knowledge and abilities that allows our Board to fulfill its responsibilities.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees. A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Mr. Chase, Chair of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Leadership Structure of the Board of Trustees

Mr. Wirth, our Chief Executive Officer, currently serves as Chairman of the Board. Our Second Amended and Restated Declaration of Trust, as amended, provides that the Trustees shall annually elect a Chairman who shall be the principal officer of the Trust. Mr. Wirth has served as Chairman of our Board of Trustees and our Chief Executive Officer since January 30, 1998. Our Board of Trustees has determined that the Trust has been well-served by this structure of combined Chairman and Chief Executive Officer positions and that this structure facilitates strong and clear leadership, with a single person setting the tone of the organization and having the ultimate responsibility for all of the Trust’s operating and strategic functions, thus providing unified leadership and direction for the Board of Trustees and the Trust’s executive management. Our Chairman also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests. Mr. Wirth was also elected as President of the Trust on June 15, 2018.

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The Trust does not have a lead independent Trustee, but receives strong leadership from all of its members. Our Board Committees consist of only independent members, and our independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management. In addition, our Trustees take active and substantial roles in the activities of our Board of Trustees at the full Board meetings. Our Trustees are able to propose items for Board meeting agendas, and the Board’s meetings include time for discussion of items not on the formal agenda. Our Board believes that this open structure, as compared to a system in which there is a designated lead independent trustee, facilitates a greater sense of responsibility among our Trustees and facilitates active and effective oversight by the independent Trustees of the Trust’s operations and strategic initiatives, including any risks.

The Board’s Role in Risk Oversight

Our management devotes significant attention to risk management, and our Board of Trustees is engaged in the oversight of this activity, both at the full Board and at the Board Committee level. The Board’s role in risk oversight does not affect the Board’s leadership structure. However, our Board’s leadership structure supports such risk oversight by combining the Chairman position with the Chief Executive Officer position (the person with primary corporate responsibility for risk management).

Our Board’s role in the Trust’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory and strategic risks. The Board of Trustees requires management to report to the full Board (or an appropriate Committee) on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management. The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. In addition, pursuant to its charter, the Audit Committee is tasked with reviewing with the Trust’s counsel major litigation risks as well as compliance with applicable laws and regulations, discussing with management its procedures for monitoring compliance with the Trust’s code of conduct, and discussing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust.

Our Board also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational, and financial initiatives and its oversight of management’s implementation of those initiatives. The Board periodically reviews with management its strategies, techniques, policies, and procedures designed to manage these risks. Under the overall supervision of our Board, management has implemented a variety of processes, procedures, and controls to address these risks.

Communications with the Board of Trustees

Shareholders and other interested parties who wish to communicate with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is an “Interested Party-Board of Trustees Communication.” The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention. Trustees may at any time review a log of all correspondence received by us that is addressed to members of the Board of Trustees and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

Code of Ethics for Senior Financial Officers

We have a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions. We have posted our Code of Ethics on our website at www.innsuitestrust.com. We intend to satisfy all SEC and NYSE American disclosure requirements regarding any amendment to, or waiver of, the Code of Ethics relating to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website unless the NYSE American requires a Form 8-K. In addition, we have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and Trustees. It is also available on our website at www.innsuitestrust.com.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial holders of more than 10% of our Shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. The SEC has established specific due dates for these reports, and we are required to disclose in this Proxy Statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us, we believe that all our Trustees, executive officers and holders of more than 10% of the Shares complied with all Section 16(a) filing requirements during the fiscal year ended January 31, 2019.

Board Committees

Four of the incumbent Trustees attended 100% of the aggregate number of meetings held by the Board of Trustees and the Committees on which the Trustees served during fiscal year 2019, and the fifth incumbent trustee missed only one meeting. The Board of Trustees met four times during the fiscal year ended January 31, 2019. The independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including reviewing the scope and results of audit and non-audit services. The Audit Committee also reviews internal accounting controls and assesses the independence of our auditors. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding accounting or auditing matters. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Audit Committee met four times during fiscal year 2019.

All members of the Audit Committee are “independent,” as such term is defined by the SEC’s rules and the NYSE American’s listing standards. The Board of Trustees has determined that Mr. Kutasi, a member and the chairman of our Audit Committee, qualifies as an “audit committee financial expert” under applicable SEC rules. We have posted our Amended and Restated Audit Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements included in the Trust’s Annual Report on Form 10-K for the fiscal years ended January 31, 2019 and 2018 with the management of the Trust. In addition, the Audit Committee has discussed with Hall & Company Certified Public Accountants and Consultants, Inc. (“Hall & Company”), the independent registered public accounting firm that audits the Trust, the matters required to be discussed under Public Trust Accounting Oversight Board Auditing Standard No. 1301.

Communications with Audit Committees: The Audit Committee has also received and reviewed the written disclosures and the letter from Hall & Company required by the applicable requirements of the Public Trust Accounting Oversight Board regarding Hall & Trust’s communications with the Audit Committee concerning independence, and has discussed with Hall & Company its independence from the Trust, including the compatibility of any non-audit services with Hall & Company’s independence. The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit services.

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Based on the foregoing, the Audit Committee recommended to the Board of Trustees that such audited financial statements be included in the Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 that was filed with the Securities and Exchange Commission.

By the Audit Committee of the Board of Trustees:

Les T. Kutasi, Chairman

Steven S. Robson

Jessie Ronnie Chase

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all of our other officers, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering our 1997 Stock Incentive and Option Plan. A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in this proxy statement under “Compensation of Trustees and Executive Officers - Executive Compensation Overview.” The Compensation Committee met twice during the fiscal year ended January 31, 2019.

All members of the Compensation Committee are “independent,” as such term is defined by the SEC’s rules and the NYSE American’s listing standards. We have posted our Amended and Restated Compensation Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

By the Compensation Committee of the Board of Trustees:

Steven S. Robson, Chairman

Les T. Kutasi

Jessie Ronnie Chase

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending Committee members for appointment by the Board of Trustees. See “Board of Trustees and Executive Officers - Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated. The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by the NYSE American and the SEC. The Governance and Nominating Committee met twice during the fiscal year ended January 31, 2019.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by the SEC’s rules and NYSE American listing standards. We have posted our Governance and Nominating Committee Charter on our Internet website at www.innsuitestrust.com. Information on our website is not part of this proxy statement.

By the Governance and Nominating Committee of the Board of Trustees:

Jessie Ronnie Chase, Chairman

Les T. Kutasi

Steven S. Robson

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Approval of the Ratification of Hall & Company

(Proposal No. 2 on the Proxy Card)

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2020. Hall and Company, Inc. has been the Trust’s independent registered public accounting firm since 2015 and audited our financial statements for the years ending January 31, 2017 and 2018 and 2019.

The shareholders are being requested to ratify the appointment of Hall & Company at the Annual Meeting. The Company anticipates that a representative of Hall & Company will attend the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate shareholder questions.

Neither the Company’s Articles of Incorporation nor the Company’s Bylaws require that shareholders ratify the appointment of Hall & Company as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate governance. If the Company’s shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Hall and Company, Inc., but may, nonetheless, retain Hall & Company as the Company’s independent registered public accountants. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

Vote Required

You may vote in favor or against this proposal or you may abstain from voting. The affirmative vote of a majority of all votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Hall & Company, Certified Public Accountants & Consultants, Inc. as the Company’s independent registered public accounting firm. If shareholders of record do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the ratification of the appointment of Hall and Company as the Company’s independent registered public accounting firm. Abstentions will have the same effect as votes cast against the proposal. Generally, brokers and other nominees that do not receive instructions are entitled to vote on the ratification of the appointment of our independent registered public accounting firm as this is a routine matter.

THE board of Trustees RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF HALL AND COMPANY, INC.

ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal No. 3 on the Proxy Card)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are seeking an advisory, non-binding shareholder vote with respect to the compensation of our named executive officers listed in the Summary Compensation Table in the “Compensation of Trustees and Executive Officers” section of this Proxy Statement (sometimes referred to as the “NEOs”) for fiscal year 2019, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This vote is commonly known as a “say-on-pay” advisory vote.

Compensation for our NEOs has two main monetary components, salary and bonus, as well as a benefits component. The bonus can consist of cash or a grant of restricted Shares, but has consisted of cash bonuses for fiscal year 2019 and a number of prior years. This decision was a result of discussions between the Compensation Committee and our NEOs regarding the sufficiency of our NEOs’ current Share ownership and the restrictions upon transfer of Shares held by our NEOs due to their affiliate status.

We believe that NEO compensation for the fiscal year ended January 31, 2019 was effective in retaining and motivating our NEOs to work toward our annual and long-term goals, and well within the range of normal practices for companies of our size and in our industry. Accordingly, we ask for our shareholders to indicate their support for the compensation paid to our NEOs by voting “FOR” the following non-binding resolution at the Annual Meeting:

RESOLVED, that the shareholders approve the compensation of the named executive officers for fiscal year 2019 listed in the Summary Compensation Table in the Compensation of Trustees and Executive Officers section of the Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.

Because your vote is advisory, the result will not be binding on the Board of Trustees or the Compensation Committee. Nonetheless, the Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote, along with other relevant factors, when making future compensation decisions for our NEOs.

Our Board of Trustees recommends that you vote “FOR” the approval of the compensation of our named executive officers.

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FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON APPROVAL OF

OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

(Proposal No. 4 on the Proxy Card)

In addition to seeking shareholder approval, on an advisory basis, of the compensation of our named executive officers (see Proposal No. 3 above), we are seeking an advisory, non-binding vote regarding the frequency of future advisory say-on-pay votes as required by Section 14A of the Exchange Act, known as a “say-on-frequency” advisory vote. Shareholders will be able to vote that we hold the say-on-pay advisory vote at a frequency of every year, every two years, or every three years.

The Board of Trustees recommends that the say-on-pay advisory vote should occur annually as we value highly regular and frequent input from our shareholders on important issues such as executive compensation. The Board’s decision was based further on the premise that this recommendation could be modified in future years if it becomes apparent that an annual vote is unduly burdensome or not meaningful, or for reasons which have yet to become evident, is not in accordance with the best corporate governance practices.

The frequency (one year, two years or three years) that receives the highest number of votes cast by the shareholders will be deemed the frequency for the advisory say-on-pay vote preferred by the shareholders. Because your vote is advisory, the results will not be binding upon the Board of Trustees. Although not binding, the Board values the opinions of our shareholders and will review and consider the outcome of the vote, along with other relevant factors, in evaluating the frequency of future advisory votes on executive compensation.

Our Board of Trustees recommends that you vote “FOR” the option of “ONE YEAR” as your preference for the frequency of holding future advisory votes on the compensation of our named executive officers.

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Compensation of Trustees and Executive Officers

The following overview relates to the compensation of our executive officers listed in the Summary Compensation Table set forth below during fiscal year 2019. Our executive officers are James F. Wirth, Chairman of the Board and Chief Executive Officer and President, Marc E. Berg, Executive Vice President, Secretary, Treasurer and Trustee, and Craig S. Miller, Principal Accounting Officer, Director of Finance and Controller (referred to below as our “executive officers”).

Overview of the Compensation Committee

The Compensation Committee of the Board of Trustees currently consists of three independent Trustees. The Committee sets the principles and strategies that serve to guide the design of the compensation programs for our executive officers. The Committee annually evaluates the performance of our executive officers. Taking into consideration the factors set forth below, the Committee then approves their compensation levels, including any bonuses. The Committee does not use an independent compensation consultant to assist it with its responsibilities. The Committee does consider input from the Chief Executive Officer when determining compensation for the other executive officers.

Compensation Philosophy and Objectives

Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance our ability to recruit and retain qualified management and other personnel. In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust. The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

Compensation for our executive officers has two main components, salary and bonus, as well as a benefits component. A base salary is a fixed compensation component subject to annual adjustment and review, if appropriate, that is designed to attract, retain, and motivate our executive officers and to align their compensation with market practices. As discussed below, for fiscal year 2019, the bonus component consisted of performance-based cash bonuses, additional discretionary cash bonuses to Mr. Berg for his efforts related to refinances of certain properties, and grants of performance-based stock options that were intended to incentivize the growth of our IBC Hotels segment. Our executive officers did not actually receive any shares pursuant to their stock option grants, as we determined that the cost of the stock options would have been too high to the Trust due to required accounting charges and worked with our executive officers to rescind the grants, with all of our executive officers voluntarily surrendering their stock options to the Trust, without any consideration, in fiscal year 2019.

Our compensation program does not rely to any significant extent on broad-based benefits or perquisites. The benefits offered to our executive officers are those that are offered to all of our full-time employees. We do not offer our executive officers any perquisites.

Our management and the Compensation Committee work in a cooperative fashion. Management advises the Compensation Committee on compensation developments, compensation packages and our overall compensation program. The Compensation Committee then reviews, modifies, if necessary, and approves the compensation packages for our executive officers.

Elements of Compensation

In setting the compensation for each executive officer, the Compensation Committee considers (i) the responsibility and authority of each position relative to other positions within the Trust, (ii) the individual performance of each executive officer, (iii) the experience and skills of the executive officer, and (iv) the importance of the executive officer to the Trust.

Base Salary and Discretionary Cash Bonuses

We pay base salaries to our executive officers in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the executive officer’s skills, the demands of his or her position and the relative size of the Trust. In establishing base salaries for our executive officers, the Compensation Committee considers our overall performance and the performance of each individual executive officer, as well as market forces and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult projects. Additionally, the Compensation Committee takes into account the relative salaries of the executive officers and determines what it believes are appropriate compensation level distinctions among the executive officers, including between the Chief Executive Officer and the Chief Financial Officer and among the other executive officers. Although the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates, the performance of our Shares or our financial performance and the annual salaries determined by the Compensation Committee for any of our executive officers. No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination based upon the experience of its members and the recommendations of our management.

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Fiscal Year 2019

As Mr. Wirth holds a significant ownership stake in the Trust, the Compensation Committee did not increase his salary or provide him with additional incentives. Based upon a review of Mr. Wirth’s performance and upon the recommendation of the Compensation Committee, for fiscal years 2018 and 2019, Mr. Wirth’s annual base salary remained set at $153,000. The Compensation Committee did not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth. The Compensation Committee did consider Mr. Wirth’s substantial Share ownership when setting his base salary. During fiscal year 2018 Mr. Wirth voluntarily reduced his salary to $124,166 by reducing the number of hours worked per year.

Cash and Equity Bonuses

Fiscal 2019 Bonuses

Fiscal 2019– Full Year Cash and Equity Bonus Program

On January 29, 2018, the Compensation Committee also adopted an incentive bonus program for the Executives for the full fiscal year ended January 31, 2019 (the “2019 Fiscal Year Bonus Program”). Under the 2019 Fiscal Year Bonus Program, an Executive will be entitled to receive a bonus consisting of cash and Shares of Beneficial Interest of the Trust, up to the maximum amounts set forth below, upon the achievement by the Executive of performance-based on objectives which was based exceeding budgeted revenues and net income in both the hotel operations and technology division.

Executive	Cash	Equity
Marc E. Berg	$5,000	None

The bonuses discussed above are discretionary.

The amounts paid in the fiscal year ending January 31, 2019 are shown below.

Executive	Cash
Pamela J. Barnhill	$-0-
Marc E. Berg	$2,000
Adam B. Remis	$4,000

Fiscal 2019 – IBC Bonuses

On September 4, 2018, the Board approved to pay a $15,000 bonus to the daughter of the CEO, and who is the former Chief Operating Officer, in connection with the sale of IBC. The CEO’s daughter is now employed by the Company that acquired IBC. In addition, the Board approved to pay a $10,000 bonus to the Executive Vice President of the Trust in connection with the sale of IBC. These bonuses will be paid upon receipt of the monthly payments to be received in connection with the note receivable described above starting in September 2019 at $1,000 per month.

The Trust also paid the former CFO a $5,000 compensation bonus related to the sale of IBC.

Performance-Based Cash Bonuses

Fiscal 2019 - Performance-Based Cash Bonuses

Our executive officers are eligible to receive cash bonuses under the General Manager Bonus Plan equal to 15% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region. The general managers receive a bonus based on the achievement of budgeted gross operating profit (total revenues less operating expenses) (“GOP”) at their hotel on a quarterly and annual basis. Under the plan, if the hotel’s actual quarterly and annual GOP exceeds the budgeted GOP, each general manager is eligible for a potential maximum annual bonus of $20,000, consisting of a potential maximum quarterly bonus of $2,000 per quarter and a potential maximum year-end bonus of $11,000, and a risk management bonus of $1,000.

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Quarterly General Manager GOP Bonus Potential:

Percentage of Budgeted Quarterly GOP Achieved	Cash Bonus
Less than 95%	$0
95%	$500
98%	$1,000
102%	$1,500
106% or more	$2,000

Year-End General Manager GOP Bonus Potential:

Percentage of Budgeted Annual GOP Achieved	Cash Bonus
Less than 95%	$0
95%	$1,000
98%	$2,000
102%	$5,000
106%	$9,000
108% or more	$11,000

In fiscal years 2018 and 2019, each of our executive officers received an annual cash bonus equal to 15% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region. The general manager aggregate cash bonuses for fiscal year 2019 were as follows:

Period	GM Aggregate Cash Bonus

First Quarter	$3,800
Second Quarter	$8,000
Third Quarter	$6,000
Fourth Quarter	$1,250
Year End	$16,250

Accordingly, each of our executive officers received a cash bonus of $5,180 for fiscal year 2019.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life insurance and a 401(k) plan. We also have a mandatory matching contribution for our 401(k) plan. We do not have a pension plan. Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as our other employees.

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Fiscal Year 2018 Summary Compensation Table

The table below shows individual compensation information paid to our executive officers for our fiscal years ended January 31, 2019 and 2018:

Name and	Fiscal	Salary	Discretionary Bonus	Non-Equity Incentive Plan Compensation (5)	All Other Compensation	Total
Principal Position(1)	Year	($)	($) (4) (5)	($) (6)	($) (1) (2) (3)	($)

James F. Wirth,	2018	124,165		5,435		129,600
Chief Executive Officer	2019	153,000		5,745	500	159,245

Adam B. Remis,	2018	147,500	33,320	5,720	500	187,040
Chief Financial Officer (former)	2019	85,681	4,000	2,875	500	93,056

V. George Moore	2018	-				-
Chief Financial Officer (former)	2019	48,462		1,700	500	50,662

Craig S. Miller	2018	-				-
Controller & Principal Accounting Officer	2019	69,389		1,150	800	71,339

Marc E. Berg,	2018	82,437	10,620	5,435	1,200	99,692
Executive Vice President	2019	65,073	23,500	5,745	7,200	101,518

Pamela J. Barnhill,	2018	150,000	5,080	5,720	9,131	169,931
President & COO ( former)	2019	70,526	2,875	570	500	74,471

(1) Matching contributions made under our 401(k) plan to our executive officers with a maximum of $500 per calendar year are included in all other compensation.

(2) Ms. Barnhill and Mr. Wirth were the account name holder for the Trust’s corporate purchase cards as described in the “Certain Transactions – Guarantees” section below. The corporate purchase cards provide American Express Membership Rewards to Ms. Barnhill and Mr. Wirth. The use of these corporate purchase cards was discontinued for the fiscal year ended January 31, 2019. For the fiscal year ended January 31, 2018 Ms. Barnhill received 703,909 American Express Membership Rewards, with an estimated value of $7,039 which amounts are included in all other compensation. No amounts are included for the fiscal year ended January 31, 2019.

(3) In addition to the employer 401(k) match provided to all eligible Trust employees, Mr. Berg through his Berg Investment Advisors company was compensated $6,000 for additional consultative services rendered by Mr. Marc Berg, the Trust’s Executive Vice President. Mr. Berg and Mr. Miller receive a monthly travel expense reimbursement of $100. Mr. Remis, Mr. Moore and Ms. Barnhill received a monthly travel expense reimbursement of $100 for the months they were employed. For the fiscal year ending January 31, 2019 Mr. Berg, Mr. Miller, Mr. Remis, Mr. Moore and Ms Barnhill received $1,200, $800, $500, $500, and $500, respectively. For the fiscal year ending January 31, 2018 Ms. Barnhill and Mr. Berg, received $1,200 in expense reimbursement and Mr. Remis received $500.

(4) For the fiscal year ending January 31, 2019 Mr. Berg received a discretionary bonus approved by the Compensation Committee team of $30,000, related to his efforts resulting in the sale of the Yuma property, of which $21,000 was paid, and $9,000 was accrued during the fiscal year ended January 31, 2019. The balance of $9,000 was will be paid during the fiscal year ending January 31, 2020.

(5) During fiscal year ending January 31, 2018, Mr. Wirth, Mr. Berg, Ms. Barnhill, and Mr. Remis received discretionary executive bonuses of $2,875, $5,375 $2,875 and $6,875, respectively.

(6) During fiscal year ending January 31, 2019 Mr. Wirth, Mr. Berg, Mr. Miller, Mr. Moore and Ms. Barnhill received Non-Equity Incentive Plan Compensation consisting of Fiscal 2019 – Performance Based Cash Bonuses of $2,780, $2,870, $1,150, $1,700 and $570, respectively. During fiscal year ending January 31, 2018 Mr. Wirth, Mr. Berg, Ms. Barnhill and Mr. Remis received Non-Equity Incentive Plan Compensation consisting of Fiscal 2018 – Performance Based Cash Bonuses of $5,435 each.

During fiscal year 2019 and 2018, we did not grant any stock options or any other equity-based awards. None of our executive officers owned any stock options, or had any outstanding unvested Shares, as of January 31, 2018 and 2019. Consistent with ASC 718-10-55-10, compensation cost associated with issuance of these options has not been recognized as shareholder approval is not perfunctory. For stock option grants during fiscal year 2018 and additional information about our stock option plan, see Note 24 to our Consolidated Financial Statements - “Stock Options.”

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Indemnification Agreements

We have entered into indemnification agreements with all of our executive officers and Trustees. The agreements provide for indemnification against all liabilities and expenses reasonably incurred by an officer or Trustee in connection with the defense or disposition of any suit or other proceeding, in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, because of his or her position at the Trust. There is no indemnification for any matter as to which an officer or Trustee is adjudicated to have acted in bad faith, with willful misconduct or reckless disregard of his or her duties, with gross negligence, or not in good faith in the reasonable belief that his or her action was in our best interests. We may advance payments in connection with indemnification under the agreements. The level of indemnification is to the full extent of the net equity based on appraised and/or market value of the Trust.

Potential Payments Upon Change in Control

We do not have employment agreements with our executive officers. Upon a change in control, our 1997 Stock Incentive and Option Plan provides for the acceleration of vesting of restricted Shares. However, if a change in control had occurred on January 31, 2017, none of our executive officers would have received any payment under the Plan upon a change in control because none had any awards outstanding under our 1997 Stock Incentive and Option Plan as of that date.

Fiscal Year 2018 Trustee Compensation

The table below shows individual compensation information for our non-employee Trustees for our fiscal year ended January 31, 2019 and 2018. Compensation information for Messrs. Wirth and Berg, who do not receive additional compensation for their service as Trustees, is included in the Summary Compensation Table above:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Leslie T. Kutasi	$0	$10,800	$10,800
Steven S. Robson	$0	$10,800	$10,800
JR Chase	$0	$10,800	$10,800

(1)	The dollar amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted Shares computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of assumptions we made in valuing restricted Shares, see Note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in the notes to our consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended January 31, 2019 and 2018. The Stock Awards were based on a stock price of $1.80 which was the closing price of the Trust’s Shares of Beneficial Interest as of February 1, 2018. The Board of Trustees met on February 1, 2018 and approved the payment.

We do not pay our Trustees an annual cash retainer, per meeting fees or additional compensation for serving on a Committee or as a Committee Chair.

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REVERSE STOCK SPLIT

(Proposal 5 on the Proxy Card)

Purposes of the Proposal

A Purpose of a Reverse Stock Split may be to increase the market price of the Shares. The Board of Trustees intends to effect a Reverse Stock Split if it believes that a decrease in the number of Shares outstanding is likely to improve the trading price of the Shares. If a Reserve Stock Split proposal is authorized by the shareholders of the Trust, the Board of Trustees will have the discretion to implement the Reverse Stock Split once during the period ending on December 31, 2021, up to a maximum ratio of 1-for-4, or effect no Reverse Stock Split at all. The Board of Trustees has submitted a maximum ratio in order to give it latitude to achieve its intended objective. There can be no assurance, however, that the market price of the Shares will rise in proportion to the reduction in the number of outstanding Shares resulting from the Reverse Stock Split.

The Board of Trustees believes that shareholder approval of a maximum ratio (as opposed to approval of a specified ratio) in which the Reverse Stock Split may be effected provides the Board of Trustees with maximum flexibility to achieve the purposes of the Reverse Stock Split. If the shareholders approve this Reverse Stock Split Proposal, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board of Trustees that the Reverse Stock Split (in a ratio determined by the Board of Trustees within the limits set forth herein) is in the best interests of the Trust and its shareholders at that time.

In connection with any determination to effect a Reverse Stock Split, the Board of Trustees will also select the Reverse Stock Split ratio that, in its discretion, results in the greatest marketability of the Shares based on prevailing market conditions. No further action on the part of the shareholders will be required to either effect or abandon the Reverse Stock Split. If no Reverse Stock Split is effected by December 31, 2021, the Board of Trustees’ authority to effect the Reverse Stock Split will terminate.

Effects of the Proposal

Potential Effects of the Reverse Stock Split

There can be no assurance that the total market capitalization of our Shares after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split. Further, there can be no assurance that the market price per Share after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of Shares outstanding before the Reverse Stock Split.

Accordingly, although the Reverse Stock split will not (by itself) impact the Trust’s assets or prospects and the market price of our Shares will be based on our performance and other factors, the total market capitalization of the Shares after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split, and, in the future, the market price of our Shares following the Reverse Stock Split may fall below the market price prior to the Reverse Stock Split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

A decline in the market price for our Shares after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of our Shares could be adversely affected by the reduced number of Shares outstanding following the Reverse Stock Split.

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Effect on Authorized and Outstanding Shares

The Declaration of the Trust currently authorizes the Trust to issue an unlimited number of Shares. Therefore, the total number of authorized Shares will not change as a result of the Reverse Stock Split.

As of June 17, 2019, there were approximately 9,323,838 Shares issued and outstanding. This number excludes approximately 9,229,923 Shares held by the Trust as treasury shares that are considered issued but not outstanding.

Pursuant to the Reverse Stock Split, assuming the maximum ratio of 1-for-4 is employed, each four Shares outstanding or held as treasury shares immediately prior to the effectiveness of the Reverse Stock Split will become one Share after the Reverse Stock Split. The actual number of Shares will depend on the Reverse Stock Split ratio selected by the Board of Trustees.

Although the number of authorized shares of common stock will not change as a result of the Reverse Stock Split, the number of Shares outstanding and held as treasury shares will be reduced to a number that will be approximately equal to (i) the number of Shares outstanding and held as treasury shares immediately prior to the effectiveness of the Reverse Stock Split, divided by (ii) the Reverse Stock Split ratio that is employed.

With the exception of the number of Shares outstanding or held as treasury shares, the rights and preferences of the Shares prior and subsequent to the Reverse Stock Split will remain the same. Following the effective date of the Reverse Stock Split, it is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

The Reverse Stock Split will be implemented simultaneously for all Shares (outstanding or held as treasury shares) and the ratio will be the same for all Shares. The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Trust, except to the extent that the Reverse Stock Split results in any shareholder owning a fractional share. See “Fractional Shares” below. Shares issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

We are subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The proposed Reverse Stock Split will not affect the registration of the Shares under the securities laws.

The table below depicts the effects of the Reverse Stock Split, at assumed exchange ratios, upon the number of Shares outstanding and held as treasury shares:

	Shares	Treasury
	Outstanding	Shares

As of June 17, 2019	9,323,838	9,229,923
1-for-2 Split	4,661,919	4,614,962
1-for-3 Split	3,107,946	3,076,641
1-for-4 Split	2,330,960	2,307,481

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Outstanding Convertible Securities

On the effective date of the Reverse Stock Split, if approved by the Board of Trustees, all outstanding future or contingent rights to acquire Shares, such as stock options or limited partnership units in RRF Limited Partnership (the Trust’s operating partnership), will be adjusted to reflect the Reverse Stock Split. As of June 17, 2019, the Trust had no options, 211,708 Class A limited partnership units and 2,974,038 Class B limited partnership units outstanding. The number of Shares to be received pursuant to, and other terms of, outstanding future or contingent rights will be adjusted proportionately to reflect the Reverse Stock Split.

Accounting Matters

On the effective date of the Reverse Stock Split, the net income or loss per Share and net book value of our Shares will be increased because there will be fewer Shares outstanding.

Potential Odd Lots

If approved, the Reverse Stock Split will result in some shareholders holding less than 100 Shares, and, as a consequence, such shareholders may incur greater costs associated with selling such Shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per Share basis, than the cost of transactions in even multiples of 100 Shares.

Potential Anti-Takeover Effect

The Reverse Stock Split proposal is not being proposed in response to any effort of which the Trust is aware to accumulate Shares or obtain control of the Trust, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Trustees and shareholders. The Reverse Stock Split may facilitate a future “Reverse Merger” whereby a larger private company may desire to go public by way of a merger with the Trust, whereby the larger entity shareholders take control of the larger merged company.

Manner of Effecting the Reverse Stock Split and Exchange of Stock Certificates

In the event of approval of the Reverse Stock Split by the shareholders, the Reverse Stock Split will be implemented by filing a certificate of amendment to our Declaration of Trust.

As soon as practicable after the effective date of the Reverse Stock Split, the Trust, or its transfer agent, will send a letter of transmittal to each holder of record of our outstanding Shares on the effective date of the Reverse Stock Split. The letter of transmittal will contain instructions for the surrender of certificates representing the Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the holder’s Shares, the holder of record will be entitled to receive a certificate representing the number of new Shares into which such holder’s existing Shares have been reclassified as a result of the Reverse Stock Split. SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing existing Shares will be deemed for all corporate purposes after the effective date to evidence ownership of new Shares in the appropriately reduced number. No fees or other commissions will be charged to shareholders to effect the exchange of existing Shares for new Shares.

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Fractional Shares

As a result of a Reverse Stock Split, the reclassification of a shareholder’s existing Shares into new Shares as described above may result in the creation of fractional Shares. The Board of Trustees will either:

1. Provide for the payment of cash in lieu of fractional shares as follows:

In that event, no certificates will be issued for fractional Shares that result from the Reverse Stock Split. Shareholders who would be entitled to receive fractional Shares after the Reverse Stock Split will be entitled to a cash payment in lieu of the fractional Shares. In order to receive the cash payment, shareholders must surrender any certificates representing fractional Shares to the Trust, or our transfer agent, which will then issue a new certificate representing the whole number of Shares to which the holder is entitled as a result of the Reverse Stock Split plus a cash payment in place of the fractional Shares at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing prices of the Shares for the last ten (10) trading days prior to the effective date of the Reverse Stock Split (or if such price is not available, the average of the last bid and ask prices of the Shares on such days or other price determined by the Board of Trustees). The ownership of a fractional interest will not give the holder any voting, dividend or other rights except to receive payment as described; or

2. Provide for any fractional Share which results from the Reverse Stock Split to be rounded up to the next whole Share. In other words, the Trust may issue a small added fractional share to round new shares up , at no cost to the shareholder(s).

Amendment to Declaration of Trust

If the shareholders and the Board of Trustees approve a Reverse Stock Split, we intend to file a certificate of amendment to our Declaration of Trust to implement a Reverse Stock Split. In order to implement the Reverse Stock Split, we will amend the Declaration of Trust to include the following language as modified to reflect the Reverse Stock Split ratio (up to a maximum ratio of 1-for-4) selected by the Board of Trustees:

“Each [NUMBER TO BE DETERMINED BASED ON RATIO] Shares issued as of the date and time immediately preceding [INSERT DATE UPON WHICH CERTIFICATE OF AMENDMENT IS FILED], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable Share; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than [NUMBER TO BE DETERMINED BASED ON RATIO] Shares or any number of Shares which, when divided by [NUMBER TO BE DETERMINED BASED ON RATIO], does not result in a whole number (a “Fractional Share Holder”), the fractional Share interest held by such Fractional Share Holder as a result of such change and reclassification shall be [redeemed for a cash payment by the Trust in lieu of issuance OR rounded up to the next whole Share]. Each holder of record of a certificate or certificates which immediately prior to the Split Effective Date represents outstanding Shares (the “Old Certificates,” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Trust’s transfer agent for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of whole Shares into and for which the Shares formerly represented by such Old Certificates so surrendered are exchangeable [plus a cash payment in place of the fractional Shares at a price equal to the fraction to which the holder would otherwise be entitled multiplied by the average of the closing prices of the Shares for the last ten (10) trading days immediately prior to the Split Effective Date (or if such price is not available, the average of the last bid and ask prices of the Shares on such days or other price determined by the Board of Trustees) OR rounded up to the next whole Share]. From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.”

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Certain Federal Income Tax Consequences

If a Reverse Stock Split is approved by the Board of Trustees, we believe that the federal income tax consequences of the Reverse Stock Split to holders of existing Shares will be as follows:

(a) No gain or loss will be recognized by a shareholder on the surrender of their existing Shares or upon receipt of a certificate representing the new number of Shares (except to the extent of any cash received in lieu of a fractional Share).

(b) If cash is paid by the Trust for fractional Shares, gain or loss equal to the difference, if any, between the amount of cash received for fractional Shares and the shareholder’s basis in the fractional Shares will be recognized by the shareholder.

(c) Generally, the aggregate tax basis of the Shares after the Reverse Stock Split will equal the aggregate tax basis of the Shares exchanged therefor.

(d) The holding period of the Shares after the Reverse Stock Split will include the holding period of the holder’s existing Shares if such existing Shares were held as capital assets on the date of the exchange.

(e) The conversion of the existing Shares into the new Shares after the Reverse Stock Split will produce no gain or loss to the Trust.

Our belief as outlined above is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax-exempt entities. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the Reverse Stock Split.

Vote Required

Approval of a Reverse Stock Split will require the affirmative vote of a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.

No Appraisal Rights

No appraisal rights are available under Ohio law or under the Declaration of Trust to any shareholder who dissents from this Reverse Stock Split Proposal.

The Board of Trustees recommendations that you vote “FOR” Proposal 5. The Board of Trustees would have the authority to implement a reverse stock split at a ratio, to be established by the Board of Trustees in its sole discretion, not to exceed 1-for-4, which specific ratio shall be included in an amendment to the Declaration of Trust to implement such reverse stock split.

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Certain Transactions

Sale of IBC Hotels LLC

On August 15, 2018 the Trust entered into a final sale agreement for its subsidiary IBC Hotels LLC (“IBC”) with an effective sale date as of August 1, 2018 to a third party buyer (“Buyer”). The Buyer hired Pamela Barnhill, the Trust’s former Chief Operating Officer, who is a family member of the Trust’s CEO. The sale price was $3,000,000 to be paid to the Trust as follows:

1.	$250,000 at closing, which was received on August 14, 2018;
2.	A secured promissory note in the principal amount of $2,750,000 with interest to be accrued at 3.75% per annum. Interest shall accrue for the first 10 months (starting August 2018), thereafter for month 11 and 12 principal and interest payments of 50% ($25,632 per month), with the remaining amount to be amortized over 59 months (payments of $52,054 per month) with maturity in June 2024.

Note is secured by (1) pledge of the Buyer’s interest, and (2) a security interest in all assets of IBC, provided the Trust shall agree to subordinate such equity interest to commercially reasonable debt financing upon request.

Sale of Yuma Hotel

On July 31, 2018, the Trust entered into a purchase and sale agreement to sell its Innsuites Yuma Hotel and Suites Best Western (Yuma), together with certain furniture, fixtures, equipment, operating supplies and other ancillary items pertaining to the daily operations to a third party. The sale was completed on October 24, 2018. The sales price, as revised, was approximately $16.05 million, of which the net proceeds received by the Trust were approximately $9.93 million. Please see our filing on Form 8-K with the SEC on October 30,2 018 and August 1, 2018 related to the sale of the Yuma Hotel property.

Management and Licensing Agreements

The Trust directly manages the Hotels through the Trust’s wholly-owned subsidiary, InnSuites Hotels. Under the management agreements, InnSuites Hotels manages the daily operations of the Trust’s Albuquerque and Tucson Hotels and the Tempe hotel owned by affiliates of Mr. Wirth. All Trust managed Hotel expenses, revenues and reimbursements among the Trust, InnSuites Hotels and the Partnership have been eliminated in consolidation. The management fees for the Trust’s Hotels and the Tempe hotel are 5% of room revenue and a monthly accounting fee of $2,000 per hotel. These agreements have no expiration date and may be cancelled by either party with 90-days written notice in the event the property changes ownership. In fiscal years 2019 and 2018, InnSuites Hotels received aggregate fees of $178,000 and $166,000 respectively, for management of the Tempe hotel owned by affiliates of Mr. Wirth. The Trust charges management fees to related parties.

The Trust also provides the use of the InnSuites© trademark to the Hotels and the Tempe hotel.

Restructuring Agreements

Albuquerque Suite Hospitality Restructuring Agreement

24

During the fiscal year ended January 31, 2018, there were 193 Class A units of the Albuquerque entity sold, of which 142 came from the Trust at $10,000 per unit. As of January 31, 2018, the Trust held a 22.83% ownership interest, or 137 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 0.17% interest, or 1 Class C unit, and other parties held a 77.00% interest, or 462 Class A units. During the fiscal year ended January 31, 2018, the Albuquerque entity has made discretionary Priority Return payments to unrelated unit holders of approximately $209,000, and to the Trust of approximately $177,000.

During the fiscal year ended January 31, 2019, there were 15.00 Class A units sold for $150,000 ($10,000/unit), all of which 14.50 came from the Trust’s Class B units, and no C units of the Albuquerque entity sold. As of October 31, 2018, the Trust held a 20.33% ownership interest, or 122 Class B units, in the Albuquerque entity, Mr. Wirth and his affiliates held a 0.17% interest, or 1 Class C unit, and other third parties held a 79.50% interest, or 477 Class A units as of October 31, 2018. As of February 1, 2017, the Trust no longer accrues for these distributions as the preference period generally has expired. During the nine months period ended October 31, 2018 the Trust paid distributions in the amount of approximately $308,000, of which approximately $69,000 was to IHT, which were eliminated during the consolidation process for reporting purposes, and approximately $239,000 was to the third party the non-controlling interest holders, respectively.

Tucson Hospitality Properties Restructuring Agreement

During the nine months ended October 31, 2018, there were no Class A, B or C units of the Tucson entity sold. As of October 31, 2018, the Partnership held a 51.01% ownership interest, or 404 Class B units, in the Tucson entity, Mr. Wirth and his affiliates held a 0.63% interest, or 5 Class C units, and other parties held a 48.36% interest, or 383 Class A units. During the nine months period ended October 31, 2018 the Trust paid distributions in the amount of approximately $139,000, of which approximately $71,000 was to RRF Limited Partnership, which were eliminated during the consolidation process for reporting purposes, and approximately $68,000 was to the third party the non-controlling interest holders, respectively.

Ontario Hospitality Properties Restructuring Agreement

On June 2, 2017, the final transaction provided for in the Purchase and Sale Agreement (“Agreement”) dated May 9, 2017 between Ontario Hospitality Properties LLLP (“Ontario”), a subsidiary of InnSuites Hospitality Trust (the “Trust”) and Minkum Investment Group, LLC or Assignee (“Buyer”) were consummated. Pursuant to the Agreement, the Buyer acquired the Best Western InnSuites Ontario Hotel and Suites property for a cash purchase price of $17.5 million with a basis of approximately $6 million which will result in a recognition of a significant profit after transactional costs. This increased our equity as part of our NYSE Equity Enhancement Plan. Right, title and interest to the Best Western InnSuites Ontario Hotel and Suites hotel property was transferred on June 2, 2017. Please see our filing on Form 8-K filed with the SEC on June 7, 2018 for information related to the sale of our Ontario Hotel property.

Yuma Hospitality Properties Restructuring Agreement

As reported in a Current Report on Form 8-K dated August 1, 2018, Yuma Hospitality Properties LLLP (“Yuma”), a subsidiary of InnSuites Hospitality Trust (the “Trust”), entered into a Purchase and Sale Agreement (the “PSA”) to sell its InnSuites Yuma Hotel and Suites Best Western property together with certain furniture, fixtures, equipment, operating supplies and other ancillary items pertaining to the daily operations. The buyer is Palm Springs Inn, LLC or Assignee (“Buyer”) an unrelated third party for $16.250 million The transaction closed with a revised price of $16.05 million dollars.

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Financing Arrangements and Guarantees

On December 1, 2014, the Trust entered into a $1,000,000 net maximum Demand/Revolving Line of Credit/Promissory Note with Rare Earth Financial, LLC, an entity which is wholly owned by Mr. Wirth and his family members. The Demand/Revolving Line of Credit/Promissory Note bears interest at 7.0% per annum, is interest only quarterly and matures on June 19, 2020. No prepayment penalty exists on the Demand/Revolving Line of Credit/Promissory Note. The balance fluctuates significantly through the period with the highest payable balance being approximately $632,000 during the fiscal year ended January 31, 2019. The Demand/Revolving Line of Credit/Promissory Note has a net maximum borrowing capacity of $1,000,000. Related party interest expense or income for the Demand/Revolving Line of Credit/Promissory Note for the fiscal years ended January 31, 2019 was approximately $102,000 of interest income, and for the fiscal year ended January 31, 2018 was approximately $4,000 of expense.

The above Demand/Revolving Line of Credit/Promissory Notes are presented together as one line item on the balance sheet and totaled a receivable of approximately $632,000 and $811,000 at January 31, 2019 and 2018, respectively, all of which is considered a current receivable.

On June 20, 2017, the Trust and the Partnership together entered into an unsecured loan of $270,000 with Guy C. Hayden III (“Hayden Loan”). The Hayden loan is due on June 20, 2019 or on demand, whichever occurs first. The Hayden loan accrues interest at 7% and interest only payments shall be made monthly and are due on the first of the following month. The Trust and Partnership may pay all of part of these notes without any repayment penalties. The Hayden Loan is being renewed as of July 1, 2019, at 4.5%, similar terms.

On December 5, 2017, the Trust and the Partnership together entered into eight unsecured loans for a total of $425,000 with varying principal amounts ranging from $25,000 to $100,000 with H. W. Hayes Trust (“Hayes Loans”). The Trust and the Partnership together also entered into two unsecured on-demand $25,000 loans, and an unsecured on-demand $50,000 loan for a total of $100,000 with Lita M. Sweitzer (“Sweitzer Loans”). The total principal amount of the Hayes Loans and the Sweitzer Loans is $525,000. The Hayes Loans and the Sweitzer Loans are due on June 20, 2019 or on demand, whichever occurs first. The Hayes Loans requires from a 0-120 day notification of the demand to repay the loans prior to June 20, 2019. Both the Hayes Loans and the Sweitzer Loans accrue interest at 7.0% per year on the unpaid balance and interest only payments shall be made monthly and are due on the first of the following month. The Trust and Partnership may pay all or part of these notes without any repayment penalties. These notes are being being renewed as of July 1, 2019, at 4.5%, similar terms.

On June 29, 2017, Tucson Hospitality Properties, LLLP, a subsidiary of InnSuites Hospitality Trust, entered into a $5.0 million Business Loan Agreement (“Tucson Loan”) as a first mortgage credit facility with KS State Bank to refinance the existing first mortgage credit facility with an approximate payoff balance of $3.045 million which will allow Tucson Hospitality Properties, LLLP to be reimbursed for prior and future hotel improvements. The Tucson Loan has a maturity date of June 19, 2042. The Tucson Loan has an initial interest rate of 4.69% for the first five years and thereafter a variable rate equal to the US Treasury + 2.0% with a floor of 4.69% and no prepayment penalty. This credit facility is guaranteed by InnSuites Hospitality Trust, RRF Limited Partnership, Rare Earth Financial, LLC, James F. Wirth and Gail J. Wirth and the Wirth Family Trust dated July 14, 2016. As of May 31, 2019 the Tucson Loan was approximately $4,785,000.

26

On July 10, 2017, the Partnership entered into multiple Assignment of Partners Interest Agreements (the “RRF Agreements”) to purchase a total of 433,900 Partnership units convertible 1-for-1 into Shares of the Trust at a purchase price of $2.00 per Partnership unit, for the aggregate cost of $867,800 to the Trust. Pursuant to the RRF Agreements, James F. Wirth, the Chairman, Chief Executive Officerand President of the Trust, sold 250,000 Partnership units and Mr. Wirth’s daughter, Pamela Barnhill, sold 45,975 Partnership units. Three other of Mr. Wirth’s family members who are each not affiliated with the Trust, each sold 45,975 Partnership units.

On January 2, 2001, the Board of Trustees approved a share repurchase program under Rule 10b-18 of the Securities Exchange Act of 1934, as amended, for the purchase of up to 250,000 Partnership units and/or Shares of Beneficial Interest in open market or privately negotiated transactions. On September 10, 2002, August 18, 2005 and September 10, 2007, the Board of Trustees approved the purchase of up to 350,000 additional Partnership units and/or Shares of Beneficial Interest in open market or privately negotiated transactions. Additionally, on January 5, 2009, September 15, 2009 and January 31, 2010, the Board of Trustees approved the purchase of up to 300,000, 250,000 and 350,000, respectively, additional Partnership units and/or Shares of Beneficial Interest in open market or privately negotiated transactions. Acquired Shares of Beneficial Interest will be held in treasury and will be available for future acquisitions and financings and/or for awards granted under the Trusts’ equity compensation plans/programs.

For the years ended January 31, 2019 and 2018, the Trust repurchased 217,609 and 150,973 Shares of Beneficial Interest at an average price of $1.71 and $1.99 per share, respectively. The average price paid includes fees and brokerage commissions. The Trust intends to continue repurchasing Shares of Beneficial Interest in compliance with applicable legal and NYSE AMERICAN requirements. As of January 31, 2019 the Trust remains authorized to repurchase an additional 444,508 Shares of Beneficial Interest and/or Partnership units pursuant to the publicly announced share repurchase program, which has no expiration date. Repurchased Shares of Beneficial Interest are accounted for as treasury stock in the Trust’s Consolidated Statements of Shareholders’ Equity.

During the Fiscal year ended January 31, 2019, the Trust also repurchased 215,768 Shares of Beneficial Interest in private transactions for an average price of $1.70 per share by issuing note payables for each transaction with an annual interest rate of 7%. During fiscal year ended January 31, 2019, the Trust’s related Company RRF Limited Partnership also repurchased 24,104 Shares of Beneficial Interest in private transactions for an average price of $1.21 per share by issuing note payables for each transaction with an annual interest rate of 7.

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Compensation Information

For information regarding compensation of our executive officers, see “Compensation of Trustees and Executive Officers” in this proxy statement.

Review, Approval or Ratification of Transactions with Related Parties

On December 10, 2013, the Board of Trustees adopted a Related Party Transactions Policy, which established procedures for reviewing transactions between us and our Trustees and executive officers, their immediate family members, entities with which they have a position or relationship, and persons known to us to be the beneficial owner of more than 5% of our Shares of Beneficial Interest. These procedures help us evaluate whether any related person transaction could impair the independence of a Trustee or presents a conflict of interest on the part of a Trustee or executive officer. First, the related party transaction is presented to our executive management, including our Chief Financial Officer. Our Chief Financial Officer then discusses the transaction with our outside counsel, as needed. Lastly, the Audit Committee and the members of the Board of Trustees who do not have an interest in the transaction review the transaction and, if they approve, pass a resolution authorizing the transaction. In determining whether to approve a Related Party Transaction, the Audit Committee and the members of the Board of Trustees consider whether the terms of the related party transaction are fair to the Trust on the same basis as would apply if the transaction did not involve a related party; whether there are business reasons for the Trust to enter into the related party transaction; whether the related party transaction would impair the independence of the outside Trustee and whether the related party transaction would present an improper conflict of interest for any Trustee or executive officer of the Trust, taking into account the size of the transaction, the overall financial position of the trustee, executive officer or related party, the direct or indirect nature of the Trustee’s, executive officer’s or other related party interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee and members of the Board of Trustees deem relevant. Our Related Party Transactions Policy is available in the Corporate Governance portion of our website at www.innsuitestrust.com.

Certain Information Concerning the Trust

The following table shows the persons who were known to us to be beneficial owners of more than five percent of our outstanding Shares of Beneficial Interest, together with the number of Shares of Beneficial Interest owned beneficially by each Trustee, nominee for Trustee and executive officer, and the Trustees, nominee for Trustee and executive officers as a group. The percentages in the table are based on 9,323,838 Shares of Beneficial Interest issued and outstanding as of January 31, 2019. Unless otherwise specified, each person has sole voting and investment power of the Shares of Beneficial Interest that he or she beneficially owns.

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Trustees and Executive Officers	Shares Beneficially Owned (1)	Percentage of Outstanding Shares
James F. Wirth (2)	5,876,683	61.27%
Marc E. Berg	42,750	*
Craig S. Miller	-	*
JR Chase	24,657	*
Leslie T. Kutasi	42,000	*
Steven S. Robson	127,200	1.33%
Trustees and Executive Officers as a group (eight persons)	6,113,290	63.74%

*	Less than one percent (1.0%).
(1)	Pursuant to the SEC’s rules, “beneficial ownership” includes Shares that may be acquired within 60 days following May 1, 2019. However, none of the individuals listed in the table had the right to acquire any Shares within the 60-day period.
(2)

All Shares are owned jointly by Mr. Wirth and his spouse and/or by Rare Earth Financial, LLC, except for1,530,341 Shares that are voted separately by Mr. Wirth and 1,239,078 Shares that are voted separately by Mrs. Wirth. Mr. Wirth has pledged 1,466,153, and Mrs. Wirth has pledged 300,000 of these Shares as security.

Mr. Wirth, his spouse and children own directly and indirectly all 2,974,038 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of our Board of Trustees. Mr. Wirth’s business address is 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020.

29

The following table provides information about our equity compensation plans (other than qualified employee benefits plans and plans available to shareholders on a pro rata basis) as of January 31, 2018:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column

Equity compensation plans approved by security holders	0	$	N/A	1,000,000

Equity compensation plans not approved by security holders	None		None	None

Selection of Independent Auditors

Our consolidated financial statements as of and for the fiscal years ended January 31, 2018 and 2017 were audited by Hall & Company Certified Public Accountants & Consultants, Inc.

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Appointment of Hall & Company

The following table presents aggregate fees for the fiscal years ended January 31, 2019, and 2018, for professional services rendered by Hall & Company:

	2019	2018
Audit Fees (1)	$88,500	$80,000
Tax Fees	-	-
Other Fees	-	-
Total	$88,500	$80,000

(1)	“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements, review of financial statements included in our quarterly reports and related services normally provide in connection with statutory and regulatory filings and engagements.

(2)	No tax fees were incurred by Hall & Company as the Trust self-prepares its own tax returns.

The Board of Trustees has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence. There were no fees billed by or paid to our independent registered public accounting firm during the fiscal years ended January 31, 2019 and 2018 for tax compliance, tax advice or tax planning services or for financial information systems design and implementation services. The Trust has decided to retain Hall & Company to perform the tax return preparation, for tax year 2019, for all entities within the Trust.

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Policy on Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee pre-approves all fees for services performed by our independent auditors, currently Hall & Company, Inc. Unless a type of service our independent auditors provided received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Since May 6, 2003, the effective date of the SEC’s rules requiring Audit Committee pre-approval of audit and non-audit services performed by our independent auditors, all of the services provided by our independent auditors were approved in accordance with these policies and procedures.

Other Matters

The Trustees know of no matters to be presented for action at the Annual Meeting other than those described in this proxy statement. Should other matters properly come before the Annual Meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

Other Information

Shareholder Proposals

If a shareholder intends to present a proposal at the 2020 Annual Meeting of Shareholders, it must be received by us for consideration for inclusion in our proxy statement and form of proxy relating to that meeting on or before June 1, 2020, unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case the deadline for submission of shareholder proposals will be a reasonable time before we begin to print and send proxy materials. A shareholder who wishes to present a proposal at the 2020 Annual Meeting of Shareholders, but does not wish to have that proposal included in our proxy statement and form of proxy relating to that meeting, must notify us of the proposal before June 15, 2020, unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case we must receive a notice of the proposal a reasonable time before we send proxy materials. Shareholders should submit their proposals to InnSuites Hospitality Trust, 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona 85020, Attention: Secretary. If notice of the proposal is not received by us by the date specified herein, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to that proposal.

By order of the Board of Trustees

/s/ MARC E. BERG
July 8, 2019	Secretary

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Appendix A

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 7/24/2019. Have your proxy card in hand when you access the web site and follow the Instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. Or sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when, prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 7/24/2019. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Trustees recommends you vote FOR the following:

1. ELECTION OF TRUSTEES

Nominees	For	Against	Abstain
1A James F. Wirth	☐	☐	☐
1B Leslie (Les) T. Kutasi	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000426023_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

INNSUITES HOSPITALITY TRUST
Annual Meeting of Shareholders
July 24, 2019 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints James F. Wirth and Marc E. Berg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designed on the reverse side of this ballot, all of the shares of Common Stock of INNSUITES HOSPITALITY TRUST that the shareholders are entitled to vote at the Annual Meeting of shareholders to be held at 01:00 PM, MST on July 24, 2019, at the office of InnSuites Hospitality Trust, 1730 E. Northern Avenue, Suite 122, Phoenix, Arizona, 85020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000426023_2 R1.0.1.18

Continued and to be signed on reverse side